                                                                   Exhibit 10.33


February 25, 1997


Jeffrey G. Gold
7420 Dover Lane
Parkland, FL  33067



Dear Jeff,

I am pleased to offer you a position with CardioThoracic Systems, Inc. (the "Company", "CTS") as its Executive Vice President. You will be paid an annual salary of $160,000, which will be paid semi-monthly. As a Company employee, you are also eligible to receive certain employee benefits including: medical, dental and vision insurance, life insurance, long-term disability insurance, Employee Stock Purchase Plan, 401(k) Plan, vacation time, sick time and holiday pay.

You will receive, for the first four years of your employment, a graduating housing differential as follows:
-  Year 1:  $2,800/month
-  Year 2:  $2,600/month
-  Year 3:  $2,200/month
-  Year 4:  $1,800/month

You will be eligible to participate in the Company's bonus program which is tied to both corporate and individual accomplishments. A maximum annual bonus potential of 35% is available for your position.

Pending Board approval, you will be granted a non-qualified stock option, entitling you to purchase, over the next four years, up to 92,500 shares of the Company's Common Stock. These non-qualified stock options will be broken down as follows: 50,000 options priced at $15.00 per share and the remaining 42,500 options priced at the fair market value on the date of Board approval.
 Pending Board approval, you will also be granted an incentive stock option, priced at the fair market value on the date of Board approval, entitling you to purchase, over the next four years, up to 27,500 shares of the Company's Common Stock. All options shall be subject to the terms and conditions of the Company's Stock Option Plans and Stock Option Agreements. Additional stock grants will be considered annually taking into consideration both performance and equity position.

CTS will reimburse you for the actual expenses associated with your physical move from Florida to California and the closing costs on both homes. This reimbursement will be structured as a loan not to exceed $100,000 and forgiven at the rate of 25% per year on each of the first four anniversaries.
 For any involuntary termination other than for cause, this loan will be forgiven as of the employment termination date.

The Company will enter into a Change of Control Agreement with you. This Change of Control Agreement will allow for forgiveness of all outstanding debt and acceleration of the initial stock option grants for 120,000 shares upon a change of control. Please see the attachment to this offer letter for an example of typical definitions for change of control agreements.

Additionally, CTS will pay for reasonable costs associated with house hunting trips for your family. CTS will also pay for up to six months of interim living expenses prior to your relocation to California.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The at-will nature of your employment cannot be altered by the statements or conduct of any person affiliated with the Company. You expressly agree not to rely on any such statements or conduct and that, even if such statements or conduct occur, your employment remains at will.

Under federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three
(3) business days of your date of hire, or our employment relationship may be terminated.

I have enclosed our standard Employment, Confidential Information and Invention Assignment Agreement as a condition of your employment. If you accept this offer, please return to me a signed copy of that agreement.

In the event of any dispute or claim relating to or arising out of our employment relationship, including the termination of the employment relationship and disputes or claims based on harassment or discrimination of any kind, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association of Palo Alto, California.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at CTS.

Sincerely,



Richard M. Ferrari
President & CEO


BY SIGNING BELOW, YOU EXPRESSLY AGREE TO THE TERMS OF THIS LETTER, INCLUDING BUT NOT LIMITED TO, YOUR AGREEMENT THAT EMPLOYMENT AT THE COMPANY IS AT THE WILL OF YOU AND THE COMPANY AND THAT YOU WILL SUBMIT ALL DISPUTES ARISING OUT OF THE EMPLOYMENT RELATIONSHIP TO BINDING ARBITRATION.

ACCEPTED AND AGREED TO this

_____ day of ________, 19___.




__________________________________
Jeffrey G. Gold


Enclosures:   Duplicate Original Letter
              Employment, Confidential Information and
                   Invention Assignment Agreement